FORM OF

                        PROMISE TO GRANT STOCK OPTION(S)



To:                                    Number of New Options:
   -------------------------------                           -------------------
         (Name of Employee)

       In exchange for your agreement to cancel one or more stock options ("Old Option(s)") you received from Actel Corporation ("Actel"), Actel hereby promises to grant you a stock option or options, as applicable, covering the number of shares of Actel's common stock specified above (the "New Option(s)"). We currently expect to grant the New Options on December 31, 2001. The exercise price of each New Option will be the closing price of Actel's common stock as listed on the Nasdaq National Market on the date of grant. Each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with Actel on a full-time basis or your being on a bona fide leave of absence (as described below). Each New Option will otherwise be subject to the standard terms and conditions under Actel's 1986 Incentive Stock Option Plan or 1995 Employee and Consultant Plan, as applicable (the "Plan"), and the applicable form of stock option agreement.

       In order to receive the New Option(s), you must be employed by Actel in a full-time capacity or be on a bona fide leave of absence that was approved by Actel in writing (if the terms of the leave provide for continued service crediting or when continued service crediting is required by law) as of the date the New Options are granted. This promise to grant does not constitute a guarantee of employment with Actel for any period. Your employment with Actel remains "at-will" and can be terminated by either you or Actel at any time, with or without cause or notice. If you voluntarily terminate your employment with Actel or if Actel terminates your employment for any reason before December 31, 2001, you will lose all rights you have to receive any New Options.

       This  Promise  is  subject  to the terms and  conditions  of the Offer to
Exchange dated June 1, 2001, the Memorandum from Barbara McArthur, Vice President of Human Resources of Actel dated June 1, 2001, and the Election Form previously completed and submitted by you to Actel, all of which are incorporated herein by reference (the "Offering Documents"). The Offering Documents state, among other things, that Actel may grant the New Options before or after December 31, 2001, and may not grant the New Options at all under the conditions described in Section 6 of the Offer to Exchange. The documents described herein reflect the entire agreement between you and Actel with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of Actel.

                                                 ACTEL CORPORATION



                                   By:
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                                   Name:
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                                   Title:
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                                   Date:
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